Exhibit 99.1

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060 investor@taylormorrison.com

TAYLOR MORRISON REPORTS FIRST QUARTER 2014 FINANCIAL SUMMARY

Diluted earnings per share of $0.33 on net income of $41.2 million an increase of 70% year-over-year

Home closings revenue increased 36.6% to $500.8 million

Consolidated average home closing price and U.S. average home closings price increased 19% and 22%, respectively

Performance reflects strength of opportunistic land acquisition strategy

Scottsdale, Ariz., May 7, 2014 –– Taylor Morrison Home Corporation (the “Company” or “Taylor Morrison”) (NYSE: TMHC) announced today financial results for the first quarter ended March 31, 2014. Diluted earnings per share was $0.33 on net income for the quarter of $41.2 million.

“We had a great start to the year, building upon strong results in 2013,” said Sheryl Palmer, President and CEO. “The excellent results achieved again this quarter, we believe, are due to our strategic focus on the move-up buyer, our land acquisition and development strategy that enables greater financial flexibility and our ability to execute efficiently in both our U.S. and Canadian operations. Our recently announced joint venture with Oaktree Capital Management and TPG to acquire the Marblehead development in San Clemente, California further highlights our opportunistic land acquisition strategy.”

Community count increased 20.6% to 202 from 167 in the first quarter of last year, driven by a strong increase in U.S. operations. Net sales orders were relatively flat at 1,662 in the first quarter of 2014 compared to the prior year quarter at 1,681. Net sales orders in the Company’s U.S. operations decreased 2.3%, partially offset by a 12.1% sales order improvement in the Company’s Canadian operations. The Company’s overall monthly absorption pace was 2.7 net sales orders per community in the first quarter of 2014 compared to 2.2 in the fourth quarter of 2013. Our average selling price for homes under contract in the first quarter of 2014 increased 17.1% over the same quarter last year.

The Company’s U.S. backlog of homes under contract was 2,625 homes with a sales value of $1.3 billion as of March 31, 2014 compared with 2,506 homes with a sales value of $993.0 million as of March 31, 2013 representing a 21.4% increase in average selling price in backlog.

The first quarter 2014 cancellation rate, representing cancelled sales orders divided by gross sales orders, decreased to 10.6% in first quarter of 2014, compared to 11.1% in the first quarter of 2013. The Company’s sales order backlog of homes under contract decreased 9.9% to 3,490 homes with a sales value of $1.5 billion as of March 31, 2014, compared with 3,872 homes with a sales value of $1.4 billion as of March 31, 2013. The March 31, 2013 backlog included 421 wholly-owned high-rise units, which closed later in 2013, resulting in timing fluctuations in the backlog.

Home closings revenue totaled $500.8 million in the first quarter of 2014, benefiting from an approximately 15% increase in homes closed, from 1,012 in the 2013 quarter to 1,160 during the 2014 quarter. The consolidated average home closing price increased by 19.1% to $431,758, while the average home closing price in the U.S. increased by 21.9% to $431,559 year-over-year. Adjusted home closings gross margin, which excludes capitalized interest increased 20 basis points to 23.6% in the first quarter of 2014, as compared to the first quarter of 2013. Home closings gross margin dollars increased by 37.5% to $107.2 million in the 2014 first quarter as compared to the prior year quarter. Home closings gross margin in the first quarter of 2014 increased to 21.4%, compared to 21.2% in the first quarter of 2013.

The Company’s financial services operations reported a gross profit of $2.3 million on revenue of $6.3 million for the quarter.

Selling, general and administrative expenses were $57.5 million, or 11.5% of home closings revenue for the 2014 first quarter compared to $46.3 million, or 12.6% of home closings revenue, for the first quarter of 2013. Equity in income of unconsolidated entities, which represents the Company’s investments in homebuilding joint ventures, was $2.6 million in the first quarter of 2014, compared to $3.2 million in the first quarter of 2013.

The Company ended the first quarter of 2014 with $433.0 million of cash, not including $17.9 million of restricted cash. During the first quarter of 2014, the Company issued $350 million in 5.625% senior unsecured notes due in 2024. Homebuilding inventories at the end of the 2014 first quarter totaled $2.5 billion. The Company owned and controlled nearly 45,000 lots at March 31, 2014 compared with approximately 45,100 lots at March 31, 2013.

Guidance and Outlook

“Our guidance for fiscal year 2014 remains unchanged,” said Dave Cone, Vice President and Chief Financial Officer. “We anticipate community count to increase 25% to 30% with a 15% to 20% increase in closings. Home closings margin is expected to be flat relative to 2013 with accretion expected in the U.S. operations offset by the decline in the Canadian home closings margin. SG&A is expected to be under 10% as a percentage of homebuilding revenue for the year. Income from unconsolidated joint ventures is expected to be between $16 million and $20 million.”

For the second quarter of 2014, community count growth is anticipated to increase by 20% to 25% and closings to be flat year-over-year. Income from unconsolidated joint ventures is anticipated to be between $5 million and $6 million.

Earnings Conference Call

A conference call to discuss our first quarter 2014 earnings will be held at 8:30 a.m. Eastern Time on Wednesday, May 7, 2014. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.taylormorrison.com. If you are unable to participate in the conference call, the call will be archived at www.taylormorrison.com for 30 days. A replay of the conference call will also be available later today by calling 1 (888) 843-7419 or 1 (630) 652-3042 and the confirmation number is 3703 6249.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison Home Corporation (NYSE:TMHC) operates in the U.S. under the Taylor Morrison and Darling Homes brands and in Canada under the Monarch brand. Taylor Morrison is a builder and developer of single-family detached and attached homes, serving a wide array of customers including first-time, move-up, luxury and active adult customers. Taylor Morrison divisions operate in Arizona, California, Colorado, Florida and Texas. Darling Homes serves move-up and luxury homebuyers in Texas. Monarch, Canada’s oldest homebuilder, builds homes for first-time and move-up buyers in Toronto and Ottawa as well as high rise condominiums in Toronto.

For more information about Taylor Morrison, Darling Homes or Monarch, please visit www.taylormorrison.com, www.darlinghomes.com and www.monarchgroup.net.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which Taylor Morrison operates; the availability and cost of land and other raw materials used by Taylor Morrison in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with Taylor Morrison’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in Taylor Morrison’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. Taylor Morrison undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in Taylor Morrison’s expectations. In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Form 10-K filed with the Securities and Exchange Commission (SEC).

Taylor Morrison Home Corporation

Condensed and Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2014	2013
Home closings revenue	$500,839	$366,769
Land closings revenue	12,099	8,854
Mortgage operations revenue	6,262	5,889

Total revenues	519,200	381,512

Cost of home closings	393,656	288,831
Cost of land closings	8,713	7,644
Mortgage operations expenses	3,936	3,491

Total cost of revenues	406,305	299,966

Gross margin	112,895	81,546

Sales, commissions and other marketing costs	35,166	25,942
General and administrative expenses	22,372	20,344
Equity in income of unconsolidated entities	(2,629)	(3,158)
Interest expense (income), net	449	(486)
Other expense, net	3,235	742
Indemnification and transaction income	(89)	(1,710)

Income before income taxes	54,391	39,872
Income tax provision	13,095	15,535

Income before non-controlling interests, net of tax	41,296	24,337
Income attributable to non-controlling interests - joint ventures	(117)	(78)

Net income	41,179	24,259
Income attributable to non-controlling interests - Principal Equityholders	(30,247)	(24,259)

Net income available to Taylor Morrison Home Corporation	$10,932	$-

Earnings per common share:
Basic	$0.33	N/A
Diluted	$0.33	N/A
Weighted average number of shares of common stock:
Basic	32,858	N/A
Diluted	122,344	N/A

Taylor Morrison Home Corporation

Condensed and Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2014	2013
Assets	(unaudited)
Cash and cash equivalents	$433,000	$389,181
Restricted cash	17,890	24,814
Real estate inventory:
Owned inventory	2,468,938	2,243,744
Real estate not owned under option agreements	14,053	18,595

Total real estate inventory	2,482,991	2,262,339
Land deposits	66,275	43,739
Loans receivable	40,800	33,395
Mortgages receivable	73,758	95,718
Tax indemnification receivable	5,267	5,216
Prepaid expenses and other assets, net	120,477	98,870
Other receivables, net	67,213	56,213
Investments in unconsolidated entities	133,451	139,550
Deferred tax assets, net	249,611	244,920
Property and equipment, net	7,355	7,515
Intangible assets, net	12,685	13,713
Goodwill	23,375	23,375

Total assets	$3,734,148	$3,438,558

Liabilities
Accounts payable	$123,248	$121,865
Accrued expenses and other liabilities	194,490	214,500
Income taxes payable	20,781	47,540
Customer deposits	110,083	94,670
Mortgage borrowings	51,919	74,892
Loans payable and other borrowings:
Loans payable and other borrowings owned	256,712	282,098
Loans payable and other borrowings attributable to consolidated option agreements	14,053	18,595

Total loans payable and other borrowings	270,765	300,693
Senior notes	1,389,333	1,039,497

Total liabilities	$2,160,619	$1,893,657

Stockholders’ equity
Total stockholders’ equity	1,573,529	1,544,901

Total liabilities and stockholders’ equity	$3,734,148	$3,438,558

Homes Closed:	Three Months Ended March 31,
	2014		2013
(Dollars in thousands)	Homes	Value	Homes	Value

East	672	$264,334	544	$191,379
West	383	190,961	363	129,696
Canada	105	45,544	105	45,694

Subtotal	1,160	$500,839	1,012	$366,769
Unconsolidated joint ventures	7	4,021	27	8,927

Total	1,167	$504,860	1,039	$375,696

Net Sales Orders:	Three Months Ended March 31,
	2014		2013
(Dollars in thousands)	Homes	Value	Homes	Value

East	922	$381,220	1,010	$365,957
West	592	313,108	539	228,847
Canada	148	64,621	132	60,661

Subtotal	1,662	$758,949	1,681	$655,465
Unconsolidated joint ventures	10	3,509	15	6,847

Total	1,672	$762,458	1,696	$662,312

Sales Order Backlog:	As of March 31,
	2014		2013
(Dollars in thousands)	Homes	Value	Homes	Value

East	1,794	$811,300	1,668	$651,117
West	831	451,931	838	342,097
Canada	865	272,702	1,366	428,812

Subtotal	3,490	$1,535,933	3,872	$1,422,026
Unconsolidated joint ventures	551	188,977	895	305,807

Total	4,041	$1,724,910	4,767	$1,727,833

Average Active Selling Communities:	Three Months Ended March 31,
	2014	2013

East	136.3	120.8
West	50.8	31.5
Canada	14.5	14.8

Subtotal	201.6	167.1
Unconsolidated joint ventures	3.0	4.7

Total	204.6	171.8

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation between the Company’s home closings gross margin and adjusted home closings gross margin. Adjusted home closings gross margin is a non-GAAP financial measure calculated based on gross margins, excluding impairments and capitalized interest amortization. Management uses adjusted home closings gross margins to evaluate the Company’s performance on a consolidated basis as well as the performance of the Company’s regions. The Company believes adjusted gross margin is relevant and useful to investors for evaluating the Company’s performance. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measure as a measure of the Company’s operating performance. Although other companies in the homebuilding industry report similar information, the methods used may differ. The Company urges investors to understand the methods used by other companies in the homebuilding industry to calculate net income and gross margins and any adjustments to such amounts before comparing the Company’s measures to those of such other companies.

Adjusted Gross Margin Reconciliation

	Three Months Ended March 31,
(In thousands except percentages)	2014	2013
Home closings revenues	$500,839	$366,769
Cost of home closings	393,656	288,831

Home closings gross margin	107,183	77,938
Add:
Capitalized interest amortization	11,058	7,865

Adjusted home closings gross margin	$118,241	$85,803

Home closings gross margin as a percentage of home closings revenue	21.4%	21.2%
Adjusted home closings gross margin as a percentage of home closings revenue	23.6%	23.4%